January 8, 2026 Constellation Energy Generation, LLC 200 Exelon Way Kennett Square, Pennsylvania 19348 RE: $300,000,000 Floating Rate Senior Notes due 2028 $900,000,000 3.900% Senior Notes due 2028 $750,000,000 4.400% Senior Notes due 2031 $800,000,000 5.875% Senior Notes due 2066 Ladies and Gentlemen: We have acted as tax counsel to Constellation Energy Generation, LLC (the “Company”), in connection with the issuance and sale by the Company of $300,000,000 aggregate principal amount of its Floating Rate Senior Notes due 2028 (the “Floating Rate Senior Notes”), $900,000,000 aggregate principal amount of its 3.900% Senior Notes due 2028 (“2028 Senior Notes), $750,000,000 aggregate principal amount of its 4.400% Senior Notes due 2031 (the “2031 Senior Notes”), and $800,000,000 aggregate principal amount of its 5.875% Senior Notes due 2066 (the “2066 Senior Notes” and, together with the Floating Rate Senior Notes, the 2028 Senior Notes and the 2031 Senior Notes, the “Senior Notes”) covered by the Registration Statement on Form S-3, No. 333-269826-01 (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on February 16, 2023 under the Securities Act of 1933, as amended. We are familiar with the proceedings to date with respect to the Registration Statement and have examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion. In addition, we have assumed that there will be no change in the laws currently applicable to the Company and that such laws will be the only laws applicable to the Company. We have also assumed that there will be no change in the facts. Any such changes in the laws or the facts could alter our opinion. Based upon and subject to the foregoing, the statements set forth in the Prospectus Supplement dated January 5, 2026 under the heading “Certain United States Federal Income Tax Considerations,” to the extent they constitute matters of federal income tax law or legal conclusions with respect thereto, represent our opinion. In giving the foregoing opinion, we express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States of America.

Constellation Energy Generation, LLC January 8, 2026 Page 2 This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion is rendered as of the date hereof based on the law and facts in existence on the date hereof, and we do not undertake, and hereby disclaim, any obligation to advise you of any changes in law or fact, whether or not material, which may be brought to our attention at a later date. We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as Exhibit 8.1 to the Registration Statement. We also consent to the use of our name under the heading “Certain United States Federal Income Tax Considerations” in the Prospectus Supplement dated January 5, 2026 included in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Commission promulgated thereunder. Very truly yours, /s/ Ballard Spahr LLP